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                               September 15, 1995



Mark P. Shuman
Securities and Exchange Commission
Stop 3-10
450 Fifth Street NW
Washington, DC  20549


                                        RE:   Patrick Petroleum Company
                                              Form S-2 Registration Statement
                                              File No. 33-83634


Dear Mr. Shuman:

         With regard to the above-captioned filing, Patrick Petroleum Company requests that the S-2 Registration Statement be withdrawn. The Notes which were to be registered for sale by their holders were repaid by the Company and are no longer outstanding.

   Please contact John R. Thomas at (614) 462-5453 if you have any questions.

                                    Very truly yours,

                                    PATRICK PETROLEUM COMPANY


                                    By: /s/ Robert J. Swistock
                                        ---------------------------------------
                                        Robert J. Swistock, Agent for Service



JRT/wja
cc:      Jeffrey P. Riedler, Branch Chief
         Charles Preston